Exhibit 23.2

KPMG Audit	Burg. Rijnderslaan 10-20
Postbus 74500	1185 MC Amstelveen
1070 DB Amsterdam	Telefoon	(020) 656 7890
	Fax	(020) 656 7700

Persoonlijk en Vertrouwelijk	Onze ref ARSEC V60507 MM/MHu/ipk
ARCADIS N.V.
Mevrouw J.M. van Bergen-van
Kruijsbergen Postbus 33
6800 LE ARNHEM

Amstelveen, 8 augustus

2006 Geachte mevrouw Van

Bergen,

Wij bevestigen u dat wij akkoord gaan met het opnemen van onderstaande consent met betrekking tot uw “Annual Report 2005 on Form 20-F”.

“Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 relating to the ARCADIS N.V. 2005 Long-Term Incentive Plan, the ARCADIS G&M, Inc. 2002 Officer Stock Purchase Plan (File No. 333-104780), the ARCADIS N.V. 2002 Employee Stock Purchase Plan (File No. 333-91646), the ARCADIS N.V. 2001 Long Term Incentive Share Option Plan (File No. 333-99489), the Heidemij N.V. 1996 Incentive Plan (File No. 33306280) and the Heidemij N.V. 1994 Incentive Plan (File No. 33-76328), of our report dated March 3, 2006, except as to the subsequent events paragraph in note 1, which is as of June 12, 2006, with respect to the consolidated balance sheets of ARCADIS N.V. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 20-F of ARCADIS N.V.

Amstelveen, The Netherlands, August 8,
2006 KPMG ACCOUNTANTS N.V.”
Hoogachtend,

M. Meester RA

KPMG Acecuntents N.V. KPMG Ac o ntsnts N.V., Inpeschreven under nummsr 33263683 bij do Kamer van Koophandel to Amslerdem,is lid van KPMG Imematbnel,eon Zwfterse cabperalie.	Op of onze diensten ajn wpm voorwaerdsn van toepesskV zoels pedeponesrd bij do anandiseemente OMIMk to Amnsrdem onder nurrngr 3ZFdOD4, die wij u op vermok toezenden.